Exhibit 12(a)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

April 18, 2016

BlackRock Liquidity Funds

40 East 52nd Street

New York, New York 10022

BofA Funds Series Trust

100 Federal Street

Boston, MA 02110

Re:	Reorganization of BlackRock Federal Trust Fund and BofA Government Reserves Fund

Ladies and Gentlemen:

This opinion is rendered to you pursuant to Paragraph 8.1 of the Agreement and Plan of Reorganization, dated as of April 18, 2016 (the “Agreement”), by and between BlackRock Liquidity Funds, an open-end registered management investment company organized as a Delaware statutory trust (the “Acquiring Trust”), individually and with respect to Federal Trust Fund, a separate series of the Acquiring Trust (the “Acquiring Fund”), and BofA Funds Series Trust, an open-end registered management investment company organized as a Delaware statutory trust (the “Target Trust”), individually and with respect to BofA Government Reserves Fund, a separate series of the Target Trust (the “Target Fund”), in connection with (i) the transfer of substantially all of the assets of the Target Fund in exchange for the assumption by the Acquiring Fund of the Target Fund’s Stated Liabilities (as defined in paragraph 1.3 of the Agreement) and newly-issued Administration, Cash Management, Cash Reserve, Dollar and Institutional Shares of the Acquiring Fund (the “Acquiring Fund Shares”); (ii) the distribution of the Acquiring Fund Shares to the shareholders of Target Fund (the “Target Fund Shareholders”); and (iii) the termination, dissolution and complete liquidation of the Target Fund, all upon the terms and conditions set forth in the Agreement (the “Reorganization”).

We have acted as special tax counsel to the Acquiring Trust in connection with the Reorganization. In rendering our opinion, we have examined such documents and records as we have deemed appropriate, including the following:

a. The Agreement.

BlackRock Liquidity Funds

BofA Funds Series Trust

April 18, 2016

b. The Registration Statement on Form N-14 (File No. 333-208782) filed by the Acquiring Trust with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”), and a copy of Pre-Effective Amendment No. 1 thereto (collectively, the “N-14 Registration Statement”), which includes the Letter to Shareholders of the Target Fund, the Questions and Answers for Shareholders of the Target Fund, the Notice of a Special Meeting of Shareholders of the Target Fund, the Combined Prospectus/Proxy Statement, the Statement of Additional Information, and the Form of Proxy soliciting approval of the Reorganization by the shareholders of the Target Fund. The N-14 Registration Statement was declared effective by the Commission on February 12, 2016.

c. Certain representations concerning the Reorganization made by the Acquiring Trust on behalf of the Acquiring Fund in a letter dated April 18, 2016 and by the Target Trust on behalf of the Target Fund in a letter dated April 18, 2016 (both letters, together, the “Representations”).

Based on the foregoing and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that for federal income tax purposes:

a. The Reorganization constitutes a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and the Acquiring Fund and the Target Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

b. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Target Fund solely in exchange for Acquiring Fund Shares.

c. No gain or loss will be recognized by the Target Fund upon the transfer of the Target Fund’s assets to the Acquiring Fund solely in exchange for the assumption by the Acquiring Fund of the Target Fund’s Stated Liabilities and the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Target Fund Shareholders in exchange for their shares in the Target Fund (“Target Fund Shares”), except for any gain or loss that may be required to be recognized solely as a result of the close of the Target Fund’s or the Acquiring Fund’s taxable year due to the Reorganization or as a result of the transfer of any stock in a passive foreign investment company as defined in Section 1297(a) of the Code.

d. No gain or loss will be recognized by any Target Fund Shareholder upon the exchange of its Target Fund Shares solely for Acquiring Fund Shares.

BlackRock Liquidity Funds

BofA Funds Series Trust

April 18, 2016

e. The aggregate tax basis of the Acquiring Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund Shares held by such Target Fund Shareholder immediately prior to the Reorganization. The holding period of Acquiring Fund Shares received by each Target Fund Shareholder will include the period during which the Target Fund Shares exchanged therefor were held by such shareholder, provided the Target Fund Shares are held as capital assets at the time of the Reorganization.

f. The tax basis of the Target Fund’s assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Target Fund immediately prior to the Reorganization, except for any assets which may be marked to market for U.S. federal income tax purposes on the termination of the Target Fund’s taxable year or on which gain was recognized upon the transfer to the Acquiring Fund. The holding period of the assets of the Target Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Target Fund.

g. The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Code Section 381(c), subject to the conditions and limitations specified in Code Sections 381, 382, 383 and 384 and the Treasury Regulations thereunder.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretative rulings of the IRS and such other authorities as we have considered relevant. It should be noted that such statutes, regulations, judicial authorities, administrative interpretations and other authorities are subject to change. Any such changes may be retroactive and could have an effect on the conclusions stated herein. We undertake no obligation to update this opinion or advise you of any such changes unless we are specifically engaged to do so.

Our opinion represents our best legal judgment with respect to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate. Our opinion does not address any gain or loss that may be recognized or any related adjustment to tax basis as a result of the closing of the taxable year of the Target Fund, or any gain or loss that may be recognized or any related adjustment to tax basis on account of the transfer of particular assets of the Target Fund that are subject to special gain recognition rules under the Code.

BlackRock Liquidity Funds

BofA Funds Series Trust

April 18, 2016

We are furnishing this opinion letter to the Acquiring Trust and the Board of Trustees of the Acquiring Trust and to the Target Trust and the Board of Trustees of the Target Trust, in each case solely for their benefit in connection with the Reorganization. The Acquiring Trust and the Board of Trustees of the Acquiring Trust and the Target Trust and the Board of Trustees of the Target Trust may refer to and produce a copy of this opinion letter in connection with the review of the Reorganization by a regulatory agency having supervisory authority over it, or in connection with the assertion of a claim or defense as to which this opinion letter is relevant and necessary and in response to a court order. Except as otherwise provided above, this opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Sidley Austin LLP